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                                                                                                      Exhibit 11



                                        ENGINEERED SUPPORT SYSTEMS, INC.
                                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                    (in thousands, except per share amounts)


                                                           Three Months Ended             Nine Months Ended
                                                                July 31                        July 31
                                                          --------------------            --------------------
                                                          2005            2004            2005            2004
                                                          ----            ----            ----            ----
NET INCOME:
   Continuing operations                                $ 22,564        $ 20,506        $ 63,268        $ 54,572
   Discontinued operations                                                                (1,048)
                                                        --------        --------        --------        --------
                                                        $ 22,564        $ 20,506        $ 62,220        $ 54,572
                                                        ========        ========        ========        ========

BASIC EARNINGS PER SHARE:
   Average basic shares outstanding                       41,717          39,518          41,161          38,666
                                                        ========        ========        ========        ========

   Continuing operations                                $   0.54        $   0.52        $   1.54        $   1.41
   Discontinued operations                                                                 (0.03)
                                                        --------        --------        --------        --------
         Total                                          $   0.54        $   0.52        $   1.51        $   1.41
                                                        ========        ========        ========        ========

DILUTED EARNINGS PER SHARE:
   Average basic shares outstanding                       41,717          39,518          41,161          38,666
   Net effect of dilutive stock options (1)                1,662           2,581           1,907           3,063
                                                        --------        --------        --------        --------
          Total                                           43,379          42,099          43,068          41,729
                                                        ========        ========        ========        ========

   Continuing operations                                $   0.52        $   0.49        $   1.47        $   1.31
   Discontinued operations                                                                 (0.03)
                                                        --------        --------        --------        --------
         Total                                          $   0.52        $   0.49        $   1.44        $   1.31
                                                        ========        ========        ========        ========


(1) Based on the treasury stock method.
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